EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Pure Cycle Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-114568) on Form S-8 of Pure Cycle Corporation of our report dated October 29, 2004, with respect to the balance sheet of Pure Cycle Corporation as of August 31, 2004, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended, which report appears in the August 31, 2005 annual report on Form 10-KSB of Pure Cycle Corporation.

/s/ KPMG, LLP

Denver, Colorado
November 25, 2005